LINCOLN NATIONAL CORPORATION

$500,000,000 FLOATING RATE SENIOR NOTES DUE 2009 $500,000,000 6.15% SENIOR NOTES DUE 2036

Issuer:	Lincoln National Corporation (“LNC”)

Title of Securities:	Floating Rate Senior Notes due April 6, 2009 (the “Floating Rate Notes”)

6.15% Senior Notes due April 7, 2036 (the “Fixed Rate Notes”)

Note Type:	Senior unsecured

Format:	SEC Registered

Trade Date:	April 3, 2006

Settlement Date (T+3):	April 6, 2006

Maturity Date:	Floating Rate Notes: April 6, 2009 Fixed Rate Notes: April 7, 2036

Aggregate Principal Amount Offered:	Floating Rate Notes: $500,000,000 Fixed Rate Notes: $500,000,000

Price to Public (Issue Price):	Floating Rate Notes: 100% plus accrued interest, if any, from April 6, 2006

Fixed Rate Notes: 99.336% plus accrued interest, if any, from April 6, 2006

Price to LNC:	Floating Rate Notes: 99.750% Fixed Rate Notes: 98.461%

Pricing Benchmark:	Floating Rate Notes: 3-month LIBOR Fixed Rate Notes: 5 3/8% U.S. Treasury due Feb. 15, 2031

Spread to Benchmark:	Floating Rate Notes: LIBOR plus 11 basis points Fixed Rate Notes: Treasury Rate plus 120 basis points

Interest Rate:	Floating Rate Notes: 3-month LIBOR plus 11 basis points Fixed Rate Notes: 6.15% per annum

Interest Payment Dates:	Floating Rate Notes: Quarterly on each January 6, April 6, July 6, and October 6, commencing on July 6, 2006

Fixed Rate Notes: Semi-annually on each April 7 and October 7, commencing October 7, 2006

Optional Redemption:	Floating Rate Notes: None

Fixed Rate Notes: Make-whole call at any time at the greater of 100% and discounted present value at Treasury Rate plus 20 basis points

Ratings:	Floating Rate Notes: Moody’s: A3 (stable); S&P: A+ (stable); Fitch: A (stable); AM Best: a (stable)

Fixed Rate Notes: Moody’s: A3 (stable); S&P: A+ (stable); Fitch: A (stable); AM Best: a (stable)*

Minimum Denominations:	Floating Rate Notes: $2,000 Fixed Rate Notes: $2,000

Joint Bookrunning Managers:	Floating Rate Notes: Morgan Stanley, Citigroup, Merrill Lynch & Co., Banc of America Securities LLC, UBS Investment Bank, Wachovia Securities

Fixed Rate Notes: Morgan Stanley, Citigroup, Merrill Lynch & Co., Goldman, Sachs & Co., JPMorgan Chase, Lehman Brothers

*An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The ratings of the Floating Rate Notes and Fixed Rate Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Morgan Stanley toll-free 1-866-718-1649, (ii) Citigroup toll-free 1-877-858-5407 or (iii) Merrill Lynch & Co. toll-free 1-866-500-5408.

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